                              EMPLOYMENT AGREEMENT                 Exhibit 6.2

    EMPLOYMENT AGREEMENT (the "Agreement") is made as of this 30th day of April, 1996, by and between MEDIA DROP-IN PRODUCTIONS, INC, a Delaware corporation (the "Employer"), KENNETH PRZYSIECKI (the "Employee") and STEVEN M. SAFERIN ("Saferin").

    WHEREAS, Employer is engaged in the video and audio recording supply and lottery promotion business (the "Business"); and

    WHEREAS, Employee desires to offer his professional services as an Employee of the Employer.

    WHEREAS, Employer desires to hire Employee to perform those functions set forth on Exhibit A attached hereto and made a part hereof (the "Services"), and Employee desires to accept such employment upon the terms and conditions herein contained.

    NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

    1.   Employment.

         The Employer hereby hires the Employee and the Employee hereby accepts such employment as the Chief Financial Officer of Employer to render the Services on behalf of the Employer, subject to the supervision and direction of the Board of Directors of the Employer. Employee additionally agrees to serve as an officer of Employer, if so elected by the Board of Directors.

    2.   Term.

         The term of employment shall be for the period of one (1) year commencing on October 1, 1995 and terminating on September 30, 1996. The term of employment shall thereafter continue from year to year accounting from October 1 of each year, unless either party gives the other sixty (60) days advance written notice prior to the expiration of the then current annual term of its intention to terminate employment.

    3.   Duties.

         The Employee hereby accepts employment by the Employer for the term and upon the conditions set forth in this Agreement, and shall:

         (a) During the term of this Agreement, the Employee shall render to the very best of the Employee's ability, on behalf of and in the best interest of the Employer, the Services to and for the Employer carrying on such Services in accordance with reasonable policies and reasonable directives of the Employer from time to time established.

         (b) Devote such time, energy and skill reasonably necessary to the performance of the Services for which the Employee is engaged, at such place or places and during regular business days as well as the business hours during the day necessary in order to accomplish the Services~in the Employer's best interests, and in accordance with the ethical standards of the Employer from time to time established.

         (c) The Employee shall faithfully and industriously assume and perform with skill, care, diligence and attention all responsibilities and duties connected with his employment on behalf of the Employer.

         (d) The Employee shall have no authority to enter into any contracts binding upon the Employer, which would create any obligations on the part of the Employer, except as may be specifically authorized by the Employer.

         (e) During the employment with the Employer, the Employee shall not engage in or perform services of any nature in any capacity with any business, including, but not limited to any such business or organization competitive with the Employer. The Employee shall work at all times during the period of employment hereunder in the best interests of Employer and for the advancement of the Employer and never knowingly take action against the best interests of the Employer.

    4.   Compensation.

         (a)  Salary.

         For all services to be rendered by the Employee to the Employer during the first twelve (12) months of the term of such employment, the Employer shall pay the Employee a salary of Ninety-Six Thousand Dollars ($96,000.00) per year (the "Base Salary"), payable twice per month, in equal installments, during the term of employment, with appropriate deduction therefrom for all federal, state and local withholding taxes. The Employer shall evaluate the Employee's salary on an annual basis. The Employer and Employee may, from time to time, reflect increases and decreases in the Employee's compensation as may be mutually agreed upon, in accordance with the foregoing, by evidencing such change in writing signed by both parties.

         (b)  Incentive Compensation.

              (i) (a) Throughout the term of employment, Employee shall be entitled to a bonus based on the number of tickets redeemed by Employer pursuant to contracts with state lotteries (including both U.S. and foreign lotteries) to operate Employer's second chance lottery games (a "Direct Redemption") or the number of tickets redeemed by related entities of Employer, who pay a management fee to Employer (an "Indirect Redemption"), provided that in no event shall any bonus be paid on any tickets redeemed which constitute an "over-redemption". With respect to every ticket redeemed as part of a Direct Redemption or an Indirect Redemption, Employee shall be entitled to a bonus in the amounts provided below. Employee shall also be entitled to a bonus based on the number of tickets redeemed by Employer or related entities of Employer pursuant to contracts with third parties, other than lotteries, to operate promotions and the bonus shall be in the amounts as provided below.

         (b) The terms under this subparagraph (i) shall be in the amounts in accordance with the following schedule:


          CONTRACT YEAR                                     BONUS PER TICKET
          -------------                                     ----------------
October 1, 1995 - September 30, 1996                        .015 (1 1/2 cents)

October 1, 1996 - September 30, 1997                        .02 (2 cents)

October 1, 1997 - September 30, 1998                        .025 (2 1/2cents)

October 1, 1998 - September 30, 1999                        .03 (3 cents)
and each year thereafter commencing October 1.


For tickets redeemed by Employer other than for U.S. State lotteries, the bonus per ticket above will be based on each Three Dollars ($3.00) earned from tickets redeemed, expressed in U.S. Currency, as the case may be. In calculating the amount of bonus payable under this subparagraph (i), the following examples are used: During the period of October 1, 1995 -September 30, 1996, Employer redeems 100,000 tickets in U.S. Lotteries and Employee's bonus shall be $1,500.00; during the same time period, Employee's gross revenues from other than U.S. Lotteries is $100,000.00, as expressed in U.S. currency, Employee's bonus shall be $500.00.

         (c)  The bonus under this subparagraph (i) shall be paid within thirty
(30) days after the end of each fiscal quarter that Employee remains employed hereunder based on the number of tickets redeemed during that quarter. Related entity as used in this subparagraph (i) shall include any subsidiary or affiliated company of Employer.

              (ii) (a) In the event that during the term of employment, there occurs (A) a sale of all or substantially all of the assets of the Employer (an "Asset Sale"), (B) the sale by Steven M. Saferin ("Saferin") of more than one-half (1/2) of all of the capital stock owned by Saferin in Employer or (C) a merger or consolidation to which the Employer is a party with a party other than another entity controlled by Saferin, then Employee shall be entitled to an additional bonus in an amount equal to either (X) five percent (5%) of the gross cash consideration received by the Employer in any Asset Sale or (Y) in the event of a transaction described in (B) or (C) above, five percent (5%) of the cash consideration received by Saferin in connection with the transaction. The bonus under this subparagraph (ii) shall be paid within thirty (30) days after closing of the transaction giving rise to the bonus, provided that any part of the bonus attributable to cash consideration to be paid in installments shall be paid within thirty (30) days of receipt of the installment. Employee shall not have to continue to remain employed in order to receive any such installment payment.

         (a) The provisions of this subparagraph (ii) shall be applicable for a period of one year following the termination of employment of Employee under
Section 9(b) or (d) below and Section 9(a) below if Employer is the party giving written notice to Employee of its intention to terminate employment.

         (b) Saferin agrees to pay Employee's bonus for the transaction described in (B) or (C) above by retaining Employee as a consultant pursuant to the terms of an agreement to be in the form attached hereto as Exhibit C.

         (c) Saferin joins in as a party to this Agreement for the sole purpose of obligating himself to the terms and conditions of this subparagraph (ii) as they may apply to Saferin.

    5.   Fringe Benefits.

         The Employer only shall provide and furnish to the Employee, all fringe benefits which Employer may from time to time generally make available to other employees of the Employer, as determined by the Employer in its discretion, including by way of example, health insurance comparable to the health insurance being maintained for Employee's benefit prior to the date hereof, group disability insurance and profit sharing plan. Employee shall additionally be entitled to those fringe benefits listed on Exhibit B, attached hereto and made a part hereof. Nothing herein contained shall create a contractual obligation on the part of Employer to provide any particular fringe benefit to employees of Employer holding comparable positions to that of Employee.

    6.   Records of the Employer.

         The Employee, during the course of his employment with the Employer may work on and be consulted with respect to matters for clients of the Employer. All such matters are highly confidential. The Employee understands and agrees that the Employee shall acquire no rights to any of this information. All records, notes, memoranda, files, financial statements, client and client lists, brochures, documents and all other similar material relating to the Employer or the business of the Employer or those of its clients (hereinafter referred to as the "Records") which shall come into the possession of the Employee, shall remain and be deemed to be the property of the Employer. The Employee shall promptly return any originals and all copies of the Records to the Employer upon request. Upon cessation of employment for whatever reason, the Employee shall promptly deliver to the Employer the Records in his possession or delivered to or otherwise acquired by the Employee concerning the Employer or its clients.

    7.   Non-Disclosure.

         Except with the prior written consent of the Employer, which consent is within the sole discretion of the Employer, the-Employee agrees that he will not directly or indirectly, during or after the term of his employment, disclose or reveal (except as Employee is required to disclose by court order, summons, subpoena or similar process of law or to Employer's attorney in connection with the foregoing) to or use for the Employee or others, the confidential information of the Employer or its clients including, but not limited to proprietary information, secrets, the lists of the Employer's clients, the lists of employees of the Employer, any secret or confidential information or data regarding the business of the Employer, any secret or confidential information or data concerning the clients or prospective clients of the Employer. Such business methods and secrets shall include but are not limited to programs, data systems, processes, computer programs, computer systems, equipment and configurations, financial information, pricing policies, names of employees, names of clients, any information contained on any Records and all other business knowledge and techniques of the Employer.

    8.   Non-Competition.

         (a) Employee agrees that, during the term of this Agreement and for the period of eighteen (18) months following the expiration of this Agreement, the voluntary termination by Employee or the termination under paragraphs 9(e) through (i), inclusive, hereinbelow of Employee's employment, Employee will not
(i) solicit any North American lottery customers of Employer; (ii) directly or indirectly request or advise any of such Employer's customers to withdraw, cancel or curtail such party's business with Employer; (iii) directly or indirectly induce any of such customers to patronize any business which is competitive with Employer; or (iv) be engaged in, render service to or compete in the lottery promotion business in connection with any lottery in North America (the "Geographic Territory").

         (b) Employee agrees that his promises herein made so to refrain from engaging in the activities stated herein means that he will not, directly or indirectly, either individual on his own account or as partner, employee, agent, consultant, or salesperson of or for any person, firm, association or corporation, or as officer, director or stockholder of any corporation, engage in the activities described in subparagraph (a) hereof in the Geographic Territory for the period provided.

    9.   Termination.

         The employment of the Employee shall terminate upon the occurrence of any one of the following conditions or events:

         (a) At any time by written notice from either party to the other at least sixty (60) days prior to the date that such termination is to be effective;

         (b)  By the dissolution or liquidation of the Employer;

         (c) At the election of the Employer, upon a sale of all or substantially all of the assets of Employer, or a change of the majority ownership of the Employer from the ownership as of the date of this Agreement;

         (d)  By the death or disability of the Employee;

         (e) In the event the Employee shall fail or refuse to faithfully or diligently perform the provisions of this Agreement or the usual customary duties of his employment and such failure is not corrected within ten (10) days of written notice from Employer;

         (f) In the event that the Employee conducts himself in an unprofessional, unethical, immoral or fraudulent manner, and such conduct is not corrected with ten (10) days of written notice from the Employer;

         (g)  In the event that the Employee is convicted of a felony;

         (h) The withholding by Employee of any fees or income rightfully belonging to Employer.

    With the exception of subsection (a) set forth above, no prior notice is required for the termination of the Employee's employment to become effective. For the purposes of subparagraph (d) hereof, "disability" shall mean a physical or mental illness, which results in Employee not being able to carry out his duties under this Agreement for a period of six (6) consecutive months. As of the date of termination, Employer shall be responsible to pay to Employee only such salary and incentive compensation as has been earned by Employee prior to the date of termination and Employer shall have no further obligations to Employee. Notwithstanding the foregoing, in the event that Employee is terminated under subparagraph (d) hereof or under subparagraph (a) hereof if Employer is the party giving written notice to Employee of its intention to terminate employment, then Employee shall be entitled to receive as severance pay an amount equal to three (3) months of then current Base Salary for each full year and one (1) month of such Base Salary for each four (4) months of a partial year that Employee was employed by Employer prior to such termination, provided that the maximum amount of severance pay shall equal one (1) year of Employee's then current Base Salary. Severance pay shall be paid in equal bi-monthly installments commencing with Employer's next pay period immediately after termination of employment for a period equal to the number of months of Base Salary that Employee is to receive as severance pay.

    10.  Death of Employee.

         In the event that Employee shall die before receipt of any salary and incentive compensation due hereunder, such salary and incentive compensation shall be paid to the estate or heirs of Employee, as the case may be.

    11.  Indemnification.

         The Employee agrees to indemnify, save and hold the Employer and its officers, directors and stockholders harmless from any and all claims and damages which may arise out of or result from or in connection with arty breach by the Employee of the provisions herein, including, but not limited to reasonable attorney's fees and litigation and legal expenses, if Employer shall prevail in such litigation, provided that if Employee shall prevail in such litigation, then Employer shall pay Employee's reasonable attorney's fees and litigation and legal expenses. For purposes of the obligations of Employee set forth in paragraphs 1, 3(a), 3(b), and 3(c) hereof, Employee shall not be deemed to be in breach of such obligations unless Employer shall have given Employee written notice of the nature of such breach, and Employee shall have failed to cure the breach within fifteen (15) days after receipt of such written notice.

    12.  Enforceability.

         The Employee acknowledges that the restrictions contained herein, including those contained in Sections 6, 7, 8 and 10 hereof, are reasonable, but agrees that if any court of competent jurisdiction shall hold any such restrictions unreasonable as to time, activities, or otherwise, such restriction shall be deemed to be reduced to the extent necessary in the opinion of the court to make it reasonable.

         The covenants of the Employee set forth herein are the essence of this Agreement; they shall be construed as independent of any other provisions in this Agreement; and the existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Employer.

    13.  Remedies.

         The Employee acknowledges that a violation of any of the agreements or covenants contained herein could cause irreparable injury to the Employer and there may be no adequate remedy at law for such violation. In the event of a breach or a threatened breach by the Employee of the provisions of this Agreement, the Employer shall have the right, in addition to any other remedies available to it at law or in equity, to enjoin the Employee or any Employee representatives, agents, employees of the Employee or employer of the Employee, in a court of equity from violating any of the provisions hereof.

         This subsection shall not be construed to limit in any manner whatsoever any other rights and remedies an aggrieved party may have by virtue of any breach of this Agreement.

    14.  Construction.

         This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Connecticut.

    15.  Notices.

         All notices under this Agreement shall be in writing and shall be deemed to have been duly given when mailed by certified mail, return receipt requested to the Employer at its principal place of business and to the Employee at his residence address then listed in the Employer's Records, or to such other addresses as either of them, by written notice to the other, may from time to time designate. Time shall be counted from the date of mailing.

    16.  Entire Agreement.

         This instrument contains the entire Agreement among the parties and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided forth herein and no modifications shall be binding upon the party affected unless set forth in writing and duly executed by each party affected.

    17.  Severability.

         In the event that one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

    18.  Headings.

         The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    19.  Singular, Plural and Gender.

         Unless the context otherwise requires, whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular and the masculine gender shall include the neuter and feminine gender, and vice versa.

    20.  Survival.

         The provisions of Sections 6 through 12 inclusive shall survive any termination of this Agreement.

    IN WITNESS WHEREOF, the parties do hereby sign, seal and deliver this Employment Agreement.

WITNESS:

/s/ Gail Hilliard                             /s/ Kenneth Przysiecki

---------------------------                   ---------------------------(SEAL)
                                              KENNETH PRZYSIECKI

                                                   EMPLOYEE

                                              MEDIA DROP-IN PRODUCTIONS, INC.

/s/ Linda L. Saferin                          /s/ Steven M. Saferin
---------------------------                   ---------------------------(SEAL)
                                                              , President

                                                   EMPLOYER

/s/ Linda L. Saferin                          /s/ Steven M. Saferin
---------------------------                   ---------------------------(SEAL)
                                              STEVEN M. SAFERIN

                                                   SAFERIN

                                    ADDENDUM

Reference: Section 4 (b) (ii) Incentive Compensation portion of Employment
           Agreement Between Media Drop-In Productions, Inc. and Kenneth Przysiecki dated April 30, 1996

    It is agreed that consideration, as discussed in this section, includes stock or stock options that may be granted to Steven Saferin in addition to or in lieu of cash. As such, the Employee is entitled to 5% of the stock or stock options as well. However, stock options conveyed to the Employee, if exercised and no longer with the Company, will be revalued as of the last day of the Employee's employment. Therefore the Employee will realize no greater gain then he would if exercised his last day of employment (i.e. Option at $1.00 per share, stock value as of last employment date is $3.00, stock price at option date $6.00; therefore revised option price would be original option price of $1.00 Plus spread between $3.00 and $6.00 or $4.00). Such gain shall be payable on a pro rata basis as Steven Saferin sells his stock.


/s/ Gail Hilliard                             /s/ Kenneth Przysiecki
-----------------------                       ------------------------------
                                                  Kenneth Przysiecki

                                                      Employee

                                              Media Drop-In Productions, Inc.

/s/ Linda L. Saferin
------------------------                  By: /s/ Steven M. Saferin
                                             --------------------------------
                                               Steven M. Saferin, President

                                                      Employer

/s/ Linda L. Saferin                        /s/ Steven M. Saferin
-----------------------                      --------------------------------
                                                 Steven M. Saferin

                                                       Saferin

                                    Addendum

Date:    April 2, 1998

To:      Steve Saferin

From:    Kenneth Przysiecki

Re:      Addendum to Employment Agreement dated April 30, 1996

The following changes are made to Sections 4(a),4(b),4(c) and 4(c)(ii)(a):

    4(a) Salary

         Effective June 1, 1998 base compensation will change to One Hundred Thirty Six Thousand Dollars ($136,000) per year.

    4(b) Incentive Compensation subparagraph is deleted and replaced by the following::

         Effective June 1, 1998 a bonus will be calculated at one half percent (.5%) of all trade revenue of MDI Entertainment and all wholly-owned entities of MDI Entertainment. In the event MDI Entertainment owns less than 100% of an entity such bonus shall be reduced proportionately to reflect MDI's ownership interest. Example: Consolidated trade revenue of wholly owned entities equals $3 million. Bonus would be $15,000. Trade revenue of entities 50% owned by MDI equals $3 million. Bonus would be $7,500.

    4(c) This section is deleted and replaced by the following:

         The bonus under this subparagraph 4(b) shall be paid within thirty (30) days after the end of each fiscal quarter that Employee remains employed hereunder.

    4(c)(ii)(a) The first line of this section shall be changed to read:

         In the event that during the term of employment "after the date of the
         Addendum dated April 2, 1998" there occurs......

         All other provisions of this agreement remain in effect.


                                             /s/ Kenneth Przysiecki   4/9/98
                                             --------------------------------
                                                 Kenneth Przysiecki

                                                     Employee

                                              MDI Entertainment, Inc.


                                          By:/s/ Steven M. Saferin     4/9/98
                                             ---------------------------------
                                                 Steven M. Saferin, President

                                                      Employer

                                             /s/ Steven M. Saferin     4/9/98
                                             ---------------------------------
                                                 Steven M. Saferin

                                                       Saferin


                                       2